Exhibit 99.1

For information contact
Mary Beth Higgins
Herbst Gaming
(702) 740-4576

HERBST GAMING REPORTS YEAR-END EARNINGS

LAS VEGAS, March 8, 2005 – Herbst Gaming, Inc. (the “Company”) today announced its results for the year ended December 31, 2004.

The Company reported net revenues of $375.6 million for the year ended December 31, 2004, an increase of 20 percent, or $63.6 million, compared with $312.0 million for the year ended December 31, 2003. Net loss was $8.8 million for the year ended December 31, 2004, compared with net income of $8.2 million for the same period last year. The results for the year ended December 31, 2004 include a one-time charge of $38.0 million in costs associated with the early retirement of debt that occurred in the second quarter.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased 37 percent, or $20.9 million, to $76.7 million for the year ended December 31, 2004, compared with $55.8 million for the year ended December 31, 2003.

See footnote (3) to the below Selected Financial Information for a discussion of the reasons the Company uses EBITDA as a performance measure.  Included in the Selected Financial Information is a reconciliation of Consolidated EBITDA, a non-GAAP measure, to net income.

Conference Call Information

The Company will host a conference call to discuss its year-end financial results on Wednesday, March 9, 2005 beginning at 1 p.m. Eastern Standard Time.  Interested participants may access the call by dialing into our conference operator at (866) 761-0479 (Domestic); (617) 614-2707 (International); Passcode 88281965, or you may login to the webcast of the conference call at www.herbstgaming.com. A replay of the call will be available beginning one hour after the completion of the call and until Wednesday, March 16, 2004 at 5 p.m. Pacific Standard Time.  To access the replay, call (888) 286-8010 (Domestic); (617) 801-6888 (International); Passcode 57896628. Additional information including a replay of this call is available in the “Investors Relations” section of the Company’s website at www.herbstgaming.com.

This press release may be deemed to contain certain forward-looking statements with respect to the business, financial condition, results of operations, dispositions and acquisitions of the Company and its subsidiaries which involve risks and uncertainties including, but not limited to, financial market risks, economic conditions, regulatory matters and litigation and other risks described in the filings of the Company with the Securities and Exchange Commission.

HERBST GAMING, INC.

SELECTED FINANCIAL INFORMATION

	Year ended December 31,
	2003	2004
	(dollars in thousands)

Income Statement Data

Revenues
Route Operations	$241,833	$293,244
Casino Operations	78,342	91,254
Other	3,049	3,628
Total revenues	323,224	388,126
Promotional allowances – route	(371)	(376)
Promotional allowances – casino	(10,878)	(12,138)
Net revenues	311,975	375,612
Cost of revenues
Route operations	192,757	227,929
Casino operations	51,142	56,331
General and administrative	12,514	14,366
Depreciation and amortization	24,382	26,667
Loss on lease termination	—	600
Total costs and expenses	280,795	325,893
Income from operations	31,180	49,719
Interest income	228	353
Interest expense	(22,932)	(20,849)
Loss on early retirement of debt	(267)	(37,991)
Net Income (loss)	$8,209	$(8,768)

	Year ended December 31,
	2003		2004
	(dollars in thousands)

Balance Sheet Data
Cash and cash equivalents	$54,030		$138,172
Total assets	237,068		318,431
Total debt (1)	215,269		333,412
Owner’s equity (deficiency)	1,554		(30,764)

Other data
Ratio of earnings to fixed charges (2)	1.3	x	2.4	x
Net cash provided by operating activities	$34,997		$50,010
Net cash used in investing activities	(74,724)		(17,009)
Net cash provided by financing activities	38,722		51,141
Capital expenditures	15,117		15,229
Route EBITDA (3)	$48,705		$64,939
Casino EBITDA (3)	16,322		22,785
Other and Corporate EBITDA (3)	(9,237)		(10,985)
Consolidated EBITDA (3)	$55,790		$76,739

(1)           Total debt consists of the current and long-term portions of long-term debt for all periods presented.

(2)           For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before fixed charges and extraordinary items (other than capitalized interest).  Fixed charges consist of interest expensed and capitalized

(3)           As presented below and as defined in the instruments governing our outstanding indebtedness, Consolidated EBITDA consists of income plus depreciation and amortization, interest expense net of capitalized interest and loss on early retirement of debt.  While we believe that losses on early retirement of debt are not reasonably likely to recur, if these costs were included, Consolidated EBITDA would have been $55,523,000 and $38,748,000 for the years ended December 31, 2003 and December 31, 2004, respectively.  Segment EBITDA for route and casino are calculated before allocation of overhead.  Other and Corporate EBITDA consists of other non-gaming revenues, general and administrative expenses, interest income and loss on lease termination.  EBITDA is presented because it is used in the instruments which govern our outstanding indebtedness, it is used as a performance measure to analyze the performance of our business segments and it is frequently used by securities analysts, investors and others in the evaluation of companies in our industry.  However, other companies in our industry may calculate EBITDA differently.  EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or as an alternative to net income or as an indicator of operating performance or any other measure of performance derived in accordance with generally accepted accounting principles.

The following table is a reconciliation of net income to EBITDA.

	Year ended December 31,
	2003	2004
	(dollars in thousands)

Net Income	$8,209	$(8,768)

Interest	22,932	20,849

Depreciation and amortization	24,382	26,667

Loss on early retirement of debt	267	37,991

Consolidated EBITDA	$55,790	$76,739